11-A

Employment Terms
Between
M.I.T Holdings, Inc. or any company to be named encompassing the operations of Medical Infusion Technologies, Inc. and M.I.T. Ambulatory Care Center, Inc. and any related operations ("the company") MIT Holdings, Inc.
And Arlene Wilhelm
"Employment Agreement"

Terms and Conditions of Employment
Between M.I.T Holdings, Inc. or any company to be named encompassing the operations of Medical Infusion Technologies, Inc. and M.I.T. Ambulatory Care Center, Inc. and any related operations ("the Company") and Arlene Wilhelm("Wilhelm")

This agreement supersedes any and all previous agreements. You must read this agreement in detail before signing The date of your employment under this agreement will begin on May 13, 2005 or when the initial payment towards the purchase of your stock of one hundred thousand dollars ($100,000.00) ("the initial payment") is paid to you, whichever comes first This employment agreement is for five (5) years from the date this contract becomes effective as described in the previous sentence.

Compensation

Compensation will continue to be paid to you every two (2) weeks at your previous salary The salary will begin at four thousand five hundred dollars ($4,500.00) and will increase by eight per cent (8%) each year on the anniversary of this agreement to cover all cost of living increases. This compensation will be paid as w-2 type income to you, subject to withholding of all local, state, and federal taxes as law mandates, subject to your filling out and presenting the company with a revised w-4 outlining the number of withholding deductions you wish the company to consider in calculating your pay. You will also be entitled to other compensation which will be described in subsequent sections of this agreement

You will be required to work a minimum of forty (40) hours per week in order to maintain this level of compensation. You are not entitled to any overtime pay as defined by law based on your position within the management of the company. However, when working as a staff nurse you will be compensated at forty dollars ($40.00)/visit, and seventy five dollars ($75.00) for being "on call"

You are entitled to five (5) weeks paid vacation, as long as you notify management of the company in writing at least two (2) weeks in advance of your plans to take paid vacation time. Management has the right to alter the timing of your vacation, within reason, should such timing conflict with the necessary normal level of staffing and operation of the company.

You are also entitled to ten (10) sick days of absence per year, as long as management is notified before nine o'clock AM (9:00 am) by phone of your absence.

You are also entitled to paid company holidays as the company may designate Any company holidays are subject to the "on call" policy of the company, and you may have to be available for work duties despite the day being considered a holiday.

You are to be based at the company's Savannah headquarters, located at 115 Echols Street, Savannah, GA 31406.

Sale of Your Equity Interest in MIT and all related companies

Effective on the date of this agreement as described, as soon as you receive your initial payment, your stock in Medical Infusion Technologies, Inc., M.I.T. Ambulatory Care Center, Inc., and any related company or affiliate of these companies will be immediately pledged to the company and cancelled In the case of a default, new shares will be issued to you. The company is anticipating completing a merger into an existing public company and may issue new shares to the public or to private investors. As soon as the company completes its plan for offering shares of the company or a company to be named representing the entire interests of the company through this financial vehicle ("the offering" or the "initial offering" or "IPO"), you will receive additional compensation ("final payment") of one million, one hundred thousand dollars ($1,100,000.00). In the event of your death before the final payment is due, the obligation of the final payment will be due to your heir(s), Steven Edward and Christopher Robert Collins. The final payment will be presented to you in a lump sum. **A separate agreement which must be signed independently of this employment agreement is attached and labeled "Agreement A" outlining in detail the terms and conditions of the transfer of your equity interest to the Company.**

Other Compensation

You will receive stock or other form of compensation from the offering equal to the equivalent of one hundred twenty five thousand dollars ($125,000 00) at the end of each year of your employment under this five-year agreement, equaling the distribution of six hundred twenty five thousand dollars ($625,000.00) worth of stock or other form of compensation over the course of this agreement. The number of shares distributed will be determined based on the average bid price for the sixty (60) days before the distribution of the shares At the end of the five year period of this contract, your interest in the shares allotted to you will be 100% vested to you, and you will be free to handle your shares as desired subject to rules of the exchange(s) and rules of insider and/or employee trading

You will receive an auto expense to cover the monthly payments on your 2005 Odyssey. At the end of the lease, title to the car will be transferred to you

You will receive an expense account of one thousand five hundred dollars ($1,500 00) per month

You will receive paid medical benefits equal to or greater than medical benefits provided to you by the company before this agreement. Should the company not be able to provide you medical benefits or you wish to have your medical benefits supplied by some other method, the company will pay one thousand two hundred fifty dollars ($1,250.00) per year towards the provider of your choice. You are also entitled to short term and long term disability payments for the duration of this contract, should your disability require you to stay at home, however you are capable of performing all of your duties from your home

The company will pay for five hundred thousand dollars ($500,000.00) of ten year term life insurance payable to a beneficiary(ies) of your choosing

You will be available to participate in any company benefit programs which may be implemented, including but not limited to a profit sharing plan, a 401(k) plan, an employee stock ownership plan (ESOP). All or any of these plans will be subject to the approval of the compensation committee of the Board of Directors.

You will be nominated to serve on the Advisory Board of the Company with voting rights appropriate to that function.

It is understood that all compensation outside w-2 earnings will be reported to you and the appropriate governmental agency(ies) on the appropriate tax form(s)

Responsibilities

You are responsible as the Manager-Infusion Operations. This includes management of the Durable Medical Equipment (DME) operations of Savannah. You are also responsible for the management of the Ambulatory Center operations. Your responsibilities include planning, ordering, and implementation of all operations related to the infusion division of the company. You are also responsible for scheduling the services of other employees of the infusion division and DME division in the Savannah location and to make certain that the company is always sufficiently staffed to carry on normal business operations without disruption. You are also responsible for having necessary the employees "on call" schedule documented, so that employees are always available as needed. You also must maintain substantial and adequate levels of inventory for the normal operation of the company. You will also be responsible for adequate planning and budgeting for your division, and responsible for meeting the goals established by you and management. This includes inventory control, ascertaining the appropriate levels of inventory of each product, and assuring the necessary materials are always available as needed

In addition to responsibility for all the infusion and DME operation based in Savannah, you also must maintain all licensing, compliance, and registrations required for any or all divisions and operations of the company. You are required to participate in any way required to help the company obtain any certifications or accreditations from any designated agency so that the company meets all and any regulations as required by any local, state, or federal law

You are also required to maintain an acceptable level of marketing activity, both in an effort to involve and acquire new business, and to maintain existing relationships This part of your employment is both meaningful and necessary, and must be a substantial effort and commitment of your time and influence.

You are also responsible for any other activities or assignments management may request of you, and to provide your best efforts in any and all activities you conduct on behalf of the company.

You will not be responsible for any financial functions within the Company, including billing and collections.

You will report directly to either the Controller of the Company or the President of the Company, as designated by the President.

Non-Compete Provision (Restrictive Covenant)

It is hereby expressly implied and understood that the initial payment and the granting of stock in the Company is compensation for a non-compete clause to become an integral part of this agreement. It is also understood that the company maintains a high degree of confidentiality within its product base, customer base, level of operations, and many other areas that have become common knowledge to you. You hereby express that your sharing any information which is proprietary or confidential or in the general operation of the company would be detrimental to the company and the future of its operations. You understand and hereby agree to comply that your employment with any competitor of the company, whether expressed or even implied, be their business in infusion therapies, durable medical equipment, pharmacy or pharmacy compounding, wholesale or retail trading or distribution of pharmaceuticals, or any other business which the company is now or in the future will be engaged would be detrimental to the profitability of the company. You expressly without hesitation or conflict or pressure from anyone, agree to these statements, and thereby agree not to compete, form a company or business, or be employed with any company and/or person(s) that may conflict with any terms of this paragraph This prohibition of competing against the company, which you hereby agree to, will prevail for a period of three (3) years from the date of this agreement, and prohibits you from engaging in any activity in conflict with this provision where you are practicing within a distance two hundred (200) miles from the headquarters of the company. In addition, you agree not to solicit any employees of the Company to work with

you in any capacity. Violation of this non- compete provision entitles the company to all and any remedies available by law, including reorienting this entire agreement, injunctive relief, etc. Additional language concerning this restrictive covenant is included in "Agreement A"

Conditions of Employment

Because of your important position in the operation of the company, you are expected to set an example of behavior which can be emulated by all who are employed by the company. You are also expected to follow any and all rules of procedure established by the company, and behave in an amicable, reasonable way toward other employees and the company's clients. In addition, you must:

- You must not endanger the health or safety of yourself or any other employee
- You must behave at all times in a professional manner.
- Report any accident, no matter how slight, to management of the company.
- You must create a safe work environment
- You must be punctual in any appointments you set for the company.
- You must act wholeheartedly in the best interest of the company at all times.
- You must be prepared to undertake reasonable duties other than those which you were specifically employed.
- You must inform the company if you contract a contagious or otherwise injurious illness.
- You must not remove any property of the company without prior permission.
- You must not use company time, material, or equipment for unauthorized work.
- The following are examples of "gross misconduct' which can result in immediate termination, without appeal (This is by no means an exhaustive list of such behavior):
    a) Theft of company property
    b) Endangering another employee
    c) Passing on confidential or proprietary information about the company which could cause damage to the company or impair its profitability
    d) Receiving bribes
    e) Defrauding the company
    f) Use of the internet on a company computer for immoral purposes

These rules are part of this agreement, and you recognize they must be followed as part of daily operations.

Changes

It is understood that rules and regulations, including but not limited to changes in your duties and responsibilities, and not limited to those included in this document, are part of the normal growth and development of the company. Whenever possible, any changes in rules and regulations will be provided to you in writing, however the company assumes responsibility to at a minimum report any changes to you verbally. You should document these changes as they are communicated.

In the presence of the witness who has signed below, you hereby explicitly imply that you have read and understood all the provisions and terms of this agreement, and you hereby agree to the terms and conditions described herein, and accept employment under the rules of this agreement.

In the event of termination of employment all payments shall remain in force throughout original contract.

Reviewed and Agreed to:

Arlene Wilhelm

5/10/05
Date

For Medical Infusion Technologies, Inc.:

William C. Parker, President

5/10/05
Date

For MIT Ambulatory Care Center, LLC:

William C. Parker, President

5/10/05
Date

Witness to the signing:

051005
Date

AGREEMENT A

AGREEMENT, dated as of ___, 2005, by and among Medical Infusion Technologies, Inc and M I.T Ambulatory Care Center LLC. each, having an office at 115 Echols Street, Savannah Georgia 31406 (collectively, the "Purchaser") and Arlene Collins having an address at 115 Echols Street, Savannah Georgia 31406 (the "Seller")

WHEREAS, the Seller owns 20,000 shares of common stock of Medical Infusion Technologies, Inc ("MIT") representing 32% of all issued and outstanding capital stock of said corporation (the "MIT Shares") and 27 units of membership interests of M.I T Ambulatory Care Center, LLC ("ACC") representing 28.67% of all issued and outstanding equity of ACC (the "ACC Shares")(the MIT Shares and the ACC Shares being collectively referred to as the "Shares")

WHEREAS, the Shares constitute all of the shares of capital stock owned by Seller with respect to Medical Infusion Technologies, Inc., M I T. Ambulatory Care Center, Inc. and their respective "Affiliates" (hereby defined as any person or entity controlling, controlled by or under common control with either Medical Infusion Technologies, Inc or M.I.T. Ambulatory Care Center, Inc.)

WHEREAS, the Purchaser wishes to purchase and Seller wishes to sell the Shares, on the terms and subject to the conditions hereinafter set forth.

NOW, THEREFORE, in consideration of the premises and good and valuable consideration set forth herein, the receipt of which is hereby acknowledged, the parties hereby agree as follows:

1. <u>Sale of Shares</u>

Subject to and upon the terms and conditions set forth in this Agreement, in consideration for the "Purchase Price" (defined below) the Seller hereby sells, transfers, conveys, assigns and delivers the Shares to the Purchaser. Upon delivery of the Shares to MIT and ACC, the MIT Shares and the ACC Shares shall be cancelled on the records of the respective corporations.

2 <u>Purchase Price</u>

The Purchase Price shall consist of the sum of One Million Two Hundred Thousand Dollars ($1,200, 000)

The Purchase Price shall be paid as follows:

(a) One Hundred Thousand Dollars ($100,000 simultaneously with the execution of this Agreement.

(b) The sum of One Million One Hundred Thousand Dollars shall be paid to Seller upon the earlier of April 15, 2006 or the closing of the "Reorganization Transaction"

The "Reorganization Transaction" is defined as either (i) a merger, between a "Purchaser Affiliate"(defined below) and a corporation whose shares are publicly traded ("Publicly Traded Shares"), or (ii) a merger of either MIT or ACC with another entity in which the consideration received for all of the shares of MIT or all of the shares of ACC is Publicly Traded Shares or (iii) a public offering or private placement of shares of capital stock of MIT, ACC, or a Purchaser Affiliate (e.g. a holding company created to own MIT and ACC), provided that the net proceeds received by MIT, ACC or such Purchaser Affiliate from such public offering or private placement, or series of sales of shares of capital stock are greater than Three Million Dollars ($3,000,000). A Purchaser Affiliate means any organization which owns more than Fifty Percent (50%) of all issued and outstanding capital stock of MIT and more than Fifty Percent (50%) of all issued and outstanding capital stock of ACC

3. Closing; Closing Deliveries

The Closing of the purchase of the Shares (the "Closing") shall occur upon execution of this Agreement (the "Closing Date") at the offices of MIT and ACC or at such time or place as shall be mutually agreed upon by Seller and Purchasers. All of the events which are to occur at the Closing Date under this Agreement, including the delivery of all Share certificates and the payment of the portion of the Purchase Price payable at the Closing, and all other related exchanges shall be deemed to have occurred simultaneously.

(a) Deliveries to be Made by the Seller. At the Closing, the Seller shall deliver to the Purchasers:

(i) the certificates for the Shares with stock powers duly executed in blank;

(ii) the Employment Agreement in the form annexed hereto (the "Employment Agreement"); and

(iii) any and all other documents, instruments and certificates reasonably requested by counsel to the Purchaser.

(b) Deliveries to be Made by the Purchasers. At the Closing, the Purchasers shall deliver to the Seller a certified check or checks in the aggregate sum of One Hundred Thousand Dollars ($100,000).

4. Representations and Warranties of Seller

Seller represents and warrants as follows:

(a) Title. The Seller is the record and beneficial owner of the Shares, and all of such Shares are fully paid and non-assessable. Upon the transfer and delivery of said Shares, Purchasers will receive good and absolute title thereto, free from all liens, charges, encumbrances, equities and claims whatsoever Seller is not a party to any option, warrant, purchase right or other contract or commitment that could require Seller to sell, transfer, or otherwise dispose of the Shares

(b). Execution, Delivery and Performance of Agreement. The execution and delivery by Seller of this Agreement and his performance hereunder does not and will not conflict with or constitute a default, breach or violation under any provision of applicable law or regulation or of any agreement, judgment, injunction, order, decree or other instrument binding upon Seller or to which his properties are subject. This Agreement when executed and delivered by Seller will constitute the legal, valid and binding agreements of Seller, enforceable in accordance with its terms

(c) No Claims Contingent upon the Closing, Seller acknowledges that Seller has no claims against MIT or ACC or any of their affiliates for any sums, including amounts arising from claims prior to the Closing, except as set forth in this Agreement and in the Employment Agreement

(d) Successor The Seller acknowledges that it is aware that (i) MIT and ACC may be reorganized into subsidiaries of a Purchaser Affiliate and that such Purchaser Affiliate, and ACC and MIT may be merged with and into a publicly traded corporation, (ii) MIT and ACC or a Purchaser Affiliate or other Successor (as defined below) may engage in financing transactions which may involve the issuance of additional capital stock.

5. Representations and Warranties by the Purchasers. Each of the Purchasers severally represents and warrant to Seller as follows:

(a) Execution, Delivery and Performance of Agreement The execution and delivery by each Purchaser of this Agreement and its performance hereunder do not and will not conflict with or constitute a default, breach or violation under any provision of applicable law or regulation or of any agreement, judgment, injunction, order, decree or other instrument binding upon Purchaser or to which its properties is subject This Agreement when executed and delivered by Purchaser will constitute the legal, valid and binding agreements of Purchaser and is enforceable in accordance with its terms.

(b) Authorization of Purchaser Purchaser has all requisite corporate power and authority to execute and deliver this Agreement and to carry out the transactions contemplated by this Agreement

(c) Corporate Status of Purchaser. MIT is a corporation duly organized and is validly existing and in good standing under the laws of the State of Georgia. ACC is a to be company to be duly organized and is validly existing and in good standing under the laws of the State of Georgia

(d) Consents. No consent, approval, license or authorization of, or filing, recording or registration with, or exemption by, any governmental authority or any other third party is required in connection with the execution, delivery or performance of this Agreement by the Purchasers

6 Default. (a) If the Purchasers fail to pay any portion of the Purchase Price on the date such payment becomes due and Purchaser fails to cure such non-payment within twenty business days following delivery by Seller of written notice of such default (the "Cure Period"), then, at any time following the Cure Period, Seller may elect, by subsequent written notice delivered to the Purchaser (the "Stock Notice") to elect to require the Purchaser to reissue the number of Shares sold to the Purchaser (in the event that a merger as described in Section 2(b) has not occurred) or to receive Successor Shares (defined below) in full satisfaction of Purchaser's obligations in this Agreement in lieu of seeking to enforce Purchaser's obligation to pay the balance of the Purchase Price in cash The number of Shares to be reissued shall be subject to adjustment pro rata in the event of any stock splits or stock dividends. The "Successor Shares" shall be that number of shares of Common Stock of the "Successor" (defined below), equal to the product of (a) the number of shares of Common Stock of the Successor that the Seller would have been entitled to receive as a result of the Reorganization Transaction, had the sale of the Shares pursuant to this Agreement not closed (the "Stipulated Number of Shares) subject to adjustment as described below, multiplied by (b) a fraction, the numerator of which is the amount of the Purchase Price actually paid by the Purchasers in cash up to the date of Seller's delivery of the Stock Notice, and the denominator of which is One Million Two Hundred Thousand Dollars ($1,200,000) "Successor" shall mean either the surviving entity resulting from the merger described in clause (i) or (ii) of Section 2(b) above (the "Merger"), or MIT, ACC or the Purchaser Affiliate, as the case may be. The Purchasers acknowledge that the acquisition of the Successor Shares may entail a significant degree of risk and that the Successor Shares may be subject to restrictions on transferability. Should the final payment not be received by April 15, 2006, you are entitled to the return of you original shares.

7. Restrictive Covenant

(a) Seller agrees that, in consideration for the sale of the Shares, from the date hereof and until three years after the sales of any shares of capital stock of MIT or ACC or any Successor Company, Seller

(i) will not, directly or indirectly, as a member, officer, director, employee, consultant, principal, agent or partner, engage in any business of the type and character operated by the Purchaser, or any of its subsidiaries, within 200 miles of Savannah, provided, however, that Seller may own less than 5% of the outstanding capital stock or equity of any company, and

(ii) will not engage, hire, employ or solicit the employment of any employee or consultant of the Purchaser, or any of its subsidiaries, whose duties require or had required him to be familiar with the Purchaser's business, so long as such employee or consultant is employed by the Purchaser and within six months thereafter without the written consent of the Purchaser.

(b) For purposes of this Agreement, the business operated by the Purchaser shall be deemed to be the business conducted by the Purchaser at any time during the employment of the Seller by MIT, ACC or any Successor and for the one-year period prior to such resignation.

(c) If any of the restrictions set forth in this Section should, for any reason whatsoever, be declared invalid by a court of competent jurisdiction, the validity or enforceability of the remainder of such restrictions shall not thereby be adversely affected.

(d) The parties to this Agreement acknowledge that the foregoing territorial and time limitations are reasonable and properly required for the adequate protection of the business of the Purchaser, and that in the event that any such territorial or time limitation is found to be unreasonable by a court of competent jurisdiction, the parties to this Agreement shall submit to the reduction of either or both of said territorial and time limitations to such an area or period of time as the court shall find reasonable.

(e) In the event that any party shall be deemed to be in violation of the aforementioned restrictive covenants, then the time limitation thereof shall be extended for a period of time equal to the period of time during which such breach or breaches should occur; and, in the event that the violation is a subject of a court, board of arbitration or other tribunal proceeding, then the covenant shall be extended for a period of time including the pendency of such proceeding, including all appeals.

(f) The existence of any claim or cause of action by an party against the Purchaser or its parent or any subsidiary or any Successor, if any, whether predicated upon this Agreement or otherwise, shall not constitute a defense to the enforcement by the Purchaser of the foregoing restrictive covenants but shall be litigated separately

8. <u>Miscellaneous</u>

(a) Amendments, Etc. No amendment of any provision of this Agreement shall in any event be effective unless the amendment shall be in writing and signed by the Seller and Purchaser, and no waiver or consent to any departure by any party therefrom shall in any event be effective unless such waiver or consent shall be in writing and signed by the party waiving or consenting to such provision, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.

(b) Notices, Etc All notices and other communications provided for hereunder shall be in writing (including telegraphic, facsimile, telex or cable communication) and mailed, telegraphed, telecopied, or delivered to the addresses set forth above, or, as to any such party, at such other address as shall be designated by such party in a written notice to the other parties in accordance with the terms of this paragraph (b). If mailed as aforesaid, any such communication shall be deemed to have been given on the third business day following the day on which the envelope containing such communication is posted.

(c). Survival of Agreements, etc The representations, warranties, covenants and provisions contained in this Agreement shall survive the date hereof and the purchase of the Shares by the Purchasers hereunder.

(d). Severability of Provisions. Any provision of this Agreement, which is prohibited or unenforceable in any jurisdiction, shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceablity without invalidating the remaining provisions hereof or thereof or affecting the validity or enforceability of such provision in any other jurisdiction

(e). Integration. This Agreement sets forth the entire understanding of the parties hereto with respect to all matters contemplated hereby and thereby supersedes any previous agreements and understandings among them concerning such matters. No statements or agreements, oral or written, made prior to or at the signing hereof, shall vary, waive or modify the written terms hereof.

(f). Binding Effect This Agreement shall be binding upon and inure to the benefit of the Seller and the Purchasers and their respective successors and assigns.

(g) Governing Law, Counsel Fees. This is Agreement shall be governed by, and construed in accordance with, the laws of the State of Georgia applicable to agreements and instruments executed and performed in the State of Georgia In the event of any claim under this Agreement, the prevailing party shall be entitled to recover its reasonable attorney's fees from the non-prevailing party.

(h) Counsel. Seller has had the opportunity to consult with counsel regarding this Agreement

Exhibit A- Investor Representations for Stock Notice

I acknowledges that (a) I am acquiring the Shares for my own account, for investment only and not with a view to, or any present intention of, effecting a distribution thereof, (b) the Shares are not registered under the United States Securities Act of 1933, as amended, or the securities laws of any other jurisdiction and cannot be disposed of unless they are subsequently registered under the Securities Act and any applicable state laws or an exemption from such registration is available, (c) I have had an opportunity to perform due diligence on the Company, (d) I have had access to such information about the Company that I have requested and have received all such information as I have deemed necessary and appropriate to enable me to evaluate the risks and merits of the purchase of the Shares, (e) I am an informed and sophisticated participant in the transaction contemplated in this Notice, (f) I have such knowledge and experience in financial and business matters that I am capable of evaluating the merits and risks of an investment in the Shares, and (g) following the Closing, I have the ability to bear the economic risks of the transaction contemplated by this Notice for an indefinite period of time.

(i). Execution in Counterparts This Agreement may be executed in any number of counterparts, each of which when so executed shall be deemed to be an original and all of which when taken together shall constitute but one and the same agreement.

IN WITNESS WHEREOF, the parties have duly executed this Agreement

Seller:

Arlene Wilhelm

Purchasers:
Medical Infusion Technologies, Inc.
By: ____________
Name: William C. Parker
Title: President

M.I.T. Ambulatory Care Center, Inc.
By: ____________
Name: William C Parker
Title: President

Amendment to Employment Agreement dated May 13, 2005
Between Arlene Wilhelm and MIT Holdings, Inc.

Whereas there have been further negotiations outside the parameters of the Employment Agreement ("The Agreement") signed May 13, 2005 by and between Arlene Wilhelm("Wilhelm") and MIT Holdings, Inc. ("MIT")

And whereas, Wilhelm now desires to change certain language contained in the Agreement,

And whereas, MIT has similar desires to change certain language in the agreement, it is herby understood that,

The paragraph in the former agreement which is titled "Sale of your Equity Interest in MIT and related Companies" shall now read:

Sale of your Equity Interest in MIT and related Companies

Effective immediately, you shall be granted an equity ownership in MIT Holdings, Inc., a Nevada Corporation with offices at 37 West Fairmont Avenue, Suite 202, Savannah, GA 31405, equivalent to five per cent (5%) of the outstanding common stock of MIT. In addition, when the company completes its plan to become publicly traded company you shall receive additional compensation of three hundred thousand dollars ($300,000.00) payable with ten (10) days of MIT receiving its net proceeds of the public offering. In addition, you will receive one hundred thousand dollars ($100,000.00) on the first anniversary of the initial payment and another one hundred thousand dollars on the second anniversary of the initial payment. In the event of your death before the final payment is due, the sale of your interest will be completed by paying the obligation to your heirs, Steven Edward Collins and Christopher Robert Collins. A separate agreement which has already been signed independently of this employment agreement which outlines the terms and conditions of your transfer of your equity interest in Medical Infusion Technologies, Inc. and Medical Infusion Ambulatory Care Center, Inc. is hereby amended to represent your retaining the five per cent interest referred to above.

This agreement hereby constitutes a new agreement between the parties and supersedes any previous agreement signed in relation to your sale of your equity interests in the above referenced companies.

All other conditions of the Agreemnt remain the same.

Signed this 14th day of March, 2006.

[signature]
Arlene Wilhelm

March 14, 2006
Date

Employment Agreement Amendment

This Employment Agreement Amendment (this "Amendment") made as of the 1st day of April 2006, is entered into by and between Arlene Wilhelm ("Wilhelm") and MIT Holding, Inc., a Delaware Corporation (individually, the "Company"). Wilhelm and the Company are hereinafter collectively referred to as the "Parties".

WHEREAS, the Parties entered into a certain employment agreement, dated May 10, 2005 (the "Employment Agreement"), which was subsequently amended by the Parties by written agreement dated March 14, 2006, and

WHEREAS, there have been further negotiations between the parties outside the parameters of the Employment Agreement, and

WHEREAS, the Parties now desire to change certain terms contained in the Employment Agreement.

NOW, THEREFORE, in consideration of the promises and the mutual covenants herein contained, the sufficiency of which is hereby acknowledged, the parties intending to be legally bound hereby do hereby agree as follows:

1. The text immediately below the paragraph in the Employment Agreement which is titled "Sale of your Equity Interest in MIT and related Companies" shall now read:

    The Company will, as soon as is reasonably practicable, provide Wilhelm with a subscription agreement to issue to Wilhelm 1,050,000 shares of common stock of the company, which number will represent five percent (5%) of the issued and outstanding shares of common stock of the Company after its acquisition of Medical Infusion Technologies Inc. and MIT Ambulatory Care Center LLC. The shares in the abovementioned subscription agreement shall be offered at a per share price of $0.0001.

    Wilhelm will also receive additional compensation of an aggregate of five hundred thousand dollars ($500,000), with three hundred thousand dollars ($300,000.00) payable within ten (10) days of the Company receiving its net proceeds of the Company's initial public offering of its shares of Common Stock pursuant to the Securities Act of 1933 and one hundred thousand dollars ($100,000) payable on each of July 1, 2007 and July 1, 2008.

2. All other conditions of the Employment Agreement that do not conflict with this Amendment remain the same.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written.

MIT HOLDING, INC.

By ______________________
William C. Parker, President

____
Arlene Wilhelm

Employment Agreement Amendment

Amendment Three

This Employment Agreement Amendment (this "Amendment") made as of the 20th day of December 2006, is entered into by and between Arlene Wilhelm ("Wilhelm") and MIT Holding, Inc., a Delaware corporation (the "Company"). Wilhelm and the Company are hereinafter collectively referred to as the "Parties".

WHEREAS, the Parties entered into a certain employment agreement, dated May 10, 2005 (the "Employment Agreement"), which was twice amended by the Parties by written agreements dated March 14, 2006 and April 1, 2006, and

WHEREAS, there have been further negotiations between the parties outside the parameters of the Employment Agreement, and

WHEREAS, the Parties now desire to amend the terms of the Employment Agreement, as amended, such that payment by the Company of $300,000 to Wilhelm shall occur on January 2, 2008.

NOW, THEREFORE, in consideration of the promises and the mutual covenants herein contained, the sufficiency of which is hereby acknowledged, the parties intending to be legally bound hereby do hereby agree as follows:

1. The text immediately below the heading of the paragraph in the Employment Agreement which is titled "Sale of Your Equity Interest in MIT and related Companies" shall now read:

> In consideration for her sale of her equity interest in Medical Infusion Technologies Inc. and its affiliates, effective March 14, 2006, the Company has issued to Wilhelm 1,050,000 shares of common stock of the Company, which amount represented five percent (5%) of the issued and outstanding shares of common stock of the Company after its acquisition of Medical Infusion Technologies Inc. and MIT Ambulatory Care Center LLC.
>
> Wilhelm will also receive additional compensation from the Company in the aggregate amount of five hundred thousand dollars ($500,000) according to the following schedule: (i) one hundred thousand dollars ($100,000) on July 1, 2007, (ii) three hundred thousand dollars ($300,000.00) on January 2, 2008, and (iii) and one hundred thousand dollars ($100,000) on July 1, 2008. In the event of your death before the final payment is due, the obligation of the final payment will be due to your heirs, Steven Edward Collins and Christopher Robert Collins.

2. The parties acknowledge that Wilhelm remains entitled to an additional $625,000 worth of stock following the public offering based upon the average bid price for the 60 days prior to the distribution, but because the public offering will not have occurred by the first anniversary of the Employment Agreement, the distribution of the initial annual installment(s) needs to be revised. The text immediately below the heading of the paragraph in the Employment Agreement which is titled "Other Compensation" shall be amended to provide that the $625,000 worth of stock will be distributed as follows: (1) with respect to any of the installments of $125,000 worth of stock that were due within 60 days of the public offering of the Company, such installments shall be issued 120 days after the date that the Company's common stock begins trading on any public stock exchange or quotation service and (2) any

remaining installments will be issued on the remaining anniversaries during the initial five year term of the Employment Agreement.

3. Section 2(b) of "Agreement A" attached to the Employment Agreement, as amended, is deleted in its entirety and replaced by:

> In consideration for her sale of her equity interest in the Medical Infusion Technologies Inc. and its affiliates, effective March 14, 2006, the Company has issued to Wilhelm 1,050,000 shares of common stock of the Company, which amount represented five percent (5%) of the issued and outstanding shares of common stock of the Company after its acquisition of Medical Infusion Technologies Inc. and MIT Ambulatory Care Center LLC.
>
> Wilhelm will also receive additional compensation from the Company in the aggregate amount of five hundred thousand dollars ($500,000) according to the following schedule: (i) one hundred thousand dollars ($100,000) on July 1, 2007, (ii) three hundred thousand dollars ($300,000.00) on January 2, 2008, and (iii) and one hundred thousand dollars ($100,000) on July 1, 2008.

4. In order to induce Meyers Associates L.P. ("Meyers") to proceed with a proposed private placement of a maximum of $3,500,000 and merger with a public company, Wilhelm agrees, for the benefit of the Company and Meyers, that should such offering be effectuated, she will not, without the prior written consent of the Company and Meyers, sell, assign, pledge, hypothecate or otherwise dispose of, directly or indirectly, any shares of Common Stock of the Company owned by her, or subsequently acquired, during the twenty four (24) month period commencing on the closing date of said offering, provided that the Company and Meyers will review such restriction no later than twelve (12) months following the closing. Furthermore, Wilhelm will permit all certificates evidencing her shares of Common Stock to be endorsed with the appropriate restrictive legends, and will consent to the placement of appropriate stop transfer orders with the transfer agent for the Company.

5. The provisions of the Employment Agreement that do not conflict with this Amendment shall remain the same.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed as of the day and year first above written.

MIT HOLDING, INC.

By: [signature]
William C. Parker, President

[signature]
Arlene Wilhelm